Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Marchex, Inc:

We consent to the use of our reports dated March 10, 2015, with respect to the consolidated balance sheets of Marchex, Inc. as of December 31, 2013 and 2014, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated herein by reference.

/s/ KPMG LLP

Seattle, Washington

March 19, 2015